Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C

Gentlemen:

We have read Item 4 included in the Form 8_K dated December 10, 2004 of Process Technology Systems, Inc. (Commission file No. 000-29603) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. We are not in a position to agree or disagree with the disclosures on Mantyla & McReynolds.


/s/HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
December 16, 2004